Filed under Rule 433
File No. 333-236742-01

Final Term Sheet

December 2, 2020

Issuer:	Consumers Energy Company
Securities:	0.35% First Mortgage Bonds due 2023
Aggregate Principal Amount Offered:	$300,000,000
Maturity Date:	June 1, 2023
Coupon:	0.35%
Yield to Maturity:	0.364%
Spread to Benchmark Treasury:	+20 basis points
Benchmark Treasury Security:	0.125% due November 30, 2022
Benchmark Treasury Price and Yield:	99-29+; 0.164%
Interest Payment Dates:	June 1 and December 1
First Interest Payment Date:	June 1, 2021
Record Dates:	May 15 and November 15
Public Offering Price:	99.966%
Optional Redemption:	Make-whole call at any time prior to May 1, 2023 at the Treasury rate plus 5 basis points and, thereafter, at par
Trade Date:	December 2, 2020
Settlement Date:	December 14, 2020 (T+8)
Expected Ratings
(Moody’s / S&P / Fitch):	Aa3 (negative) / A (stable) / A+ (stable)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Co-Manager:	Cabrera Capital Markets, LLC
CUSIP/ISIN:	210518 DM5 / US210518DM50

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Scotia Capital (USA) Inc. toll-free at (800) 372-3930 or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.